EXHIBIT 21.1

Subsidiaries

	State of		Abbreviated
Name of Entity(2)	Incorporation	Relationship(1)	Reference
Epazz, Inc.	Illinois	Parent	Epazz
IntelliSys, Inc.	Wisconsin	Subsidiary	IntelliSys
Professional Resource Management, Inc.	Illinois	Subsidiary	PRMI
Desk Flex, Inc.	Illinois	Subsidiary	DFI
K9 Bytes, Inc.	Illinois	Subsidiary	K9 Bytes
MS Health, Inc.	Illinois	Subsidiary	MS Health
Cooling Technology Solutions, Inc.	Illinois	Subsidiary	CTS

(1)All subsidiaries are wholly-owned subsidiaries of Epazz, Inc.

(2)All entities are in the form of Corporations.